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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires:  February 1, 1994
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP AND SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
   CONNOR, III   JAMES       LEWIS            (Month/Day/Year)                  CDIS                            (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)             MAY 2002                5. Relationship of Reporting        -----------------------
                                           ----------------------------     Person(s) to Issuer              7. Individual or Joint/
  400 N. SAM HOUSTON PARKWAY E. #400       3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
----------------------------------------      Number of Reporting              Director       10% Owner         Applicable Line)
             (Street)                         Person, if an entity       -----           -----                  [X] Form filed by
                                              (voluntary)                  X   Officer        Other (specify        One Reporting
   HOUSTON         TEXAS       77060                                     -----           -----      below)          Person
----------------------------------------   ----------------------------  (give title below)                     [ ] Form filed by
      (City)      (State)      (Zip)                                     SENIOR VICE PRESIDENT &                    More than One
                                                                         GENERAL COUNSEL                            Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Cal Dive International, Inc. Common Stock           906.24                            D
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
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FORM 3 (CONTINUED)
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                                       TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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                                                Cal Dive Inter-
                                                national, Inc.
   OPTIONS              4/17/01      4/17/05    Common Stock     24,000          19.500               D
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                                                Cal Dive Inter-
                                                national, Inc.
   OPTIONS              4/03/02      4/03/04    Common Stock      5,000          21.875               D
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Explanation of Responses:


                           /s/ JAMES LEWIS CONNOR III                5/07/02
                         -------------------------------           ------------
                         **Signature of Reporting Person               Date

  **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.

The filing of this statement shall not be deemed an admission that the undersigned is, for purposes of section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the owner of any equity securities covered by this statement.
SEC 1473(3/91)
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